MT. TROY SAVINGS BANK, FSB

                        STATEMENTS OF FINANCIAL CONDITION

                                                                                December 31,          September 30,
                                                                                    2001                  2001
                                                                                (UNAUDITED)           (As Restated)
                                                                              -----------------    ----------------
                                     ASSETS

Cash and cash equivalents
      Interest bearing                                                          $    1,970,150       $     796,703
      Non-interest bearing                                                             446,729             263,253
Interest-bearing deposits in other banks                                               300,000             400,000
Securities held-to-maturity (estimated fair value of
      $2,925,897 and $2,177,533)                                                     2,958,309           2,161,455
Mortgage-backed securities held-to-maturity (estimated
      fair value of $208,735 and $225,337)                                             202,402             223,531
Securities available-for-sale, at fair value                                         1,178,230           1,644,952
Mortgage-backed securities available-for-sale, at fair value                           276,583             316,831
Loans, net                                                                          37,413,573          37,731,075
Federal Home Loan Bank stock, at cost                                                  312,600             312,600
Accrued interest receivable                                                            291,753             296,496
Premises and equipment, net                                                            272,798             243,760
Prepaid expenses                                                                       141,801              44,136
Deferred income taxes                                                                  123,681             119,450
                                                                              -----------------  ------------------
      TOTAL ASSETS                                                              $   45,888,609       $  44,554,242
                                                                              =================  ==================


                        LIABILITIES AND RETAINED EARNINGS

Deposits                                                                        $   40,102,692       $  39,037,658
Advances from borrowers for taxes and insurance                                        239,790              83,372
Accrued interest payable                                                               153,372             179,177
Other liabilities                                                                      118,021              90,127
                                                                              -----------------  ------------------
      TOTAL LIABILITIES                                                             40,613,875          39,390,334
                                                                              -----------------  ------------------

Commitments and contingencies

Retained earnings                                                                    5,267,081           5,150,151
Accumulated other comprehensive income, net of
      applicable income taxes of $5,449 and $9,796                                       7,653              13,757
                                                                              -----------------  ------------------
      TOTAL RETAINED EARNINGS                                                        5,274,734           5,163,908
                                                                              -----------------  ------------------
      TOTAL LIABILITIES AND RETAINED EARNINGS                                   $   45,888,609       $  44,554,242
                                                                              =================  ==================

See accompanying notes to the unaudited financial statements.

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

                           MT. TROY SAVINGS BANK, FSB

                        STATEMENTS OF INCOME (UNAUDITED)

                                                                                    Three Months Ended
                                                                                       December 31,
                                                                                2001              2000
                                                                           ---------------   ----------------
INTEREST AND DIVIDEND INCOME
      Loans                                                                     $ 733,659          $ 673,978
      Investments                                                                  55,559             69,844
      Mortgaged-backed securities                                                   9,349             13,580
      Interest-earning demand deposits                                              7,656             17,611
      FHLB stock                                                                    5,000              5,600
                                                                           ---------------   ----------------
                                                                                  811,223            780,613
                                                                           ---------------   ----------------
INTEREST EXPENSE
      Deposits                                                                    416,445            418,951
      Advances from Federal Home Loan Bank                                              -              6,495
                                                                           ---------------   ----------------
                                                                                  416,445            425,446
                                                                           ---------------   ----------------
                 NET INTEREST INCOME                                              394,778            355,167

PROVISION FOR LOAN LOSSES                                                           4,500              4,500
                                                                           ---------------   ----------------
                 NET INTEREST INCOME AFTER
                   PROVISION FOR LOAN LOSSES                                      390,278            350,667
                                                                           ---------------   ----------------
NONINTEREST INCOME
      Service charges and other fees                                               36,398             20,553
      Income from real estate rental                                                1,200                875
      Gain on sale of investments                                                       -             15,500
                                                                           ---------------   ----------------
                                                                                   37,598             36,928
                                                                           ---------------   ----------------
NONINTEREST EXPENSE
      Compensation and benefits                                                   119,255            105,590
      Occupancy and equipment expense                                              28,056             28,008
      Federal insurance premiums                                                    6,783              5,510
      Service bureau expense                                                       26,074             24,414
      Other                                                                        64,462             75,306
                                                                           ---------------   ----------------
                                                                                  244,630            238,828
                                                                           ---------------   ----------------
                 INCOME BEFORE INCOME TAX                                         183,246            148,767

INCOME TAX EXPENSE                                                                 66,316             52,710
                                                                           ---------------   ----------------
                 NET INCOME                                                     $ 116,930           $ 96,057
                                                                           ===============   ================

See accompanying notes to the unaudited financial statements.

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
                           MT. TROY SAVINGS BANK, FSB

                      STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                                       Three Months Ended
                                                                                           December 31,
                                                                                      2001            2000
                                                                                 ---------------  --------------
OPERATING ACTIVITIES
Net income                                                                             $116,930        $ 96,057
Adjustments to reconcile change in net income to
      net cash provided by operating activities
      Amortization of:
           Deferred loan origination fees                                               (20,700)        (10,622)
           Premiums and discounts on investment securities                                2,151           5,195
      Provision for loan losses                                                           4,500           4,500
      Depreciation and amortization of premises and equipment                            12,211          12,783
      Net gain on sales of securities available-for-sale                                      -         (15,500)
      (Increase) decrease in:
           Accrued interest receivable                                                    4,743         (24,847)
           Prepaid expenses                                                             (97,665)        (12,720)
      Increase (decrease) in:
           Other liabilities                                                              2,089          32,222
                                                                                 ---------------  --------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                24,259          87,068
                                                                                 ---------------  --------------
INVESTING ACTIVITIES
      Purchases of interest-bearing deposits in other banks                                   -        (200,000)
      Proceeds from maturities of interest-bearing deposits
           in other banks                                                               100,000         297,000
      Proceeds from maturities and calls of
           securities held-to-maturity                                                  250,000               -
      Proceeds from principal repayments of
           mortgage-backed securities held-to-maturity                                   20,715          15,458
      Purchases of securities held-to-maturity                                       (1,050,000)       (615,000)
      Proceeds from sales of securities available-for-sale                                    -         119,375
      Proceeds from maturities and calls of
           securities available-for-sale                                                460,000               -
      Proceeds from principal repayments of
           mortgage-backed securities available-for-sale                                 38,044           9,202
      Purchases of premises and equipment                                               (41,249)         (9,064)
      Net loan originations and principal repayments on loans                           333,702       1,025,670
                                                                                 ---------------  --------------
NET CASH PROVIDED BY INVESTING ACTIVITIES                                               111,212         642,641
                                                                                 ---------------  --------------

See accompanying notes to the unaudited financial statements.

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
                           MT. TROY SAVINGS BANK, FSB

                STATEMENTS OF CASH FLOWS (UNAUDITED) - CONTINUED

                                                                                        Three Months Ended
                                                                                            December 31,
                                                                                      2001              2000
                                                                                 ----------------  ----------------
FINANCING ACTIVITIES
      Net decrease in FHLB advances                                                            -        (1,450,000)
      Net increase in deposits                                                         1,065,034           598,969
      Net increase in advances from borrowers
           for taxes and insurance                                                       156,418           210,096
                                                                                 ----------------  ----------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                    1,221,452          (640,935)
                                                                                 ----------------  ----------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                              1,356,923            88,774

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                         1,059,956           988,608
                                                                                 ----------------  ----------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                             $ 2,416,879         1,077,382
                                                                                 ================  ================

SUPPLEMENTAL DISCLOSURES

Cash paid for:
      Interest on deposits, advances, and other borrowings                           $   442,250           437,116
                                                                                 ================  ================
      Income taxes                                                                   $         -            28,510
                                                                                 ================  ================
Loans transferred to foreclosed real estate owned                                    $    32,850                 -
                                                                                 ================  ================

See accompanying notes to the unaudited financial statements.

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

                          MT. TROY SAVINGS BANK, F.S.B.
                     NOTES TO UNAUDITED FINANCIAL STATEMENTS


NOTE A - BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10 - QSB and, therefore, do not necessarily include all information that would be included in audited financial statements. The information furnished reflects all adjustments which are, in the opinion of management, necessary for a fair statement of the results of operations. All such adjustments are of a normal recurring nature. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any other interim period.

NOTE B - PLAN OF CONVERSION

On November 7, 2001, the Board of Directors of the Bank, subject to regulatory approval, ratified a Plan of Conversion (the "Plan") to convert from a federally chartered mutual savings institution to a federally chartered stock savings institution and the concurrent formation of a holding company for the Bank. The Plan provides that the holding company will offer nontransferable subscription rights to purchase common stock of the holding company. The rights will be offered first to eligible account holders, the Bank's tax- qualified employee stock benefit plans, supplemental eligible account holders, and other members. Any shares remaining may then be offered to the general public. As of December 31, 2001, the Bank had incurred conversion costs of approximately $107,000. If the conversion is ultimately successful, actual conversion costs will be accounted for as a reduction in gross proceeds. If the conversion is unsuccessful, the conversion costs will be expensed.

The Plan provides for the establishment, upon completion of the conversion, of a special "liquidation account" in an amount equal to the Bank's net worth as of the latest practicable date prior to the conversion. This account is for the benefit of eligible account holders and supplemental eligible account holders in the event of liquidation of the Bank. The interest as to each deposit account will be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance of all deposit accounts of eligible account holders and supplemental account holders on the qualifying dates. The liquidation account will be reduced in a proportionate amount if the amount in any deposit account on any annual closing date is less than it was on the respective qualifying dates. The liquidation account will not be increased despite any increase in a deposit account after the respective qualifying dates.

The regulations of the OTS prohibit the Bank from declaring or paying a cash dividend if the effect thereof would cause the Bank's regulatory capital to be reduced below either the amount required for the liquidation account or the federal regulatory capital requirement in section 567.2 of the Rules and Regulations of the OTS.

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